Exhibit 99.1

461 SO. MILPITAS BLVD. BUILDING 5

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR, INC. ANNOUNCES ANNUAL RESULTS FOR 2006

Service provider continues to show strong subscriber growth and annual increased earnings and revenue

Highlights for 2006 Include:

•                  Total number of subscribers increased during the past 12 months by 34% to approximately 263,000

•                  Net Income increased by 26% during 2006 compared to 2005

•                  Operating Income decreased by 28% during 2006 compared to 2005 as a result of higher depreciation, non-cash stock compensation, and other non-cash charges in the fourth quarter of 2006

•                  Adjusted EBITDA increased by 24% during 2006 compared to 2005

•                  Service Revenue increased by 13% during 2006 compared to 2005

•                  Adjusted Service Revenue increased by 19% during 2006 compared to 2005

•                  Annual Churn Rate decreased to 1.1% per month in 2006 compared to 1.3% in 2005

(See the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release)

MILPITAS, CA. —  (March 28, 2007) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, announced today its financial and operational results for the three and twelve month periods ended December 31, 2006, including continued strong annual adjusted EBITDA, service income and subscriber growth.

Major Company Highlights in 2006 Included:

•  The granting of authority from the U.S. Federal Communications Commission (FCC) to offer Ancillary Terrestrial Component services (ATC) in the U.S. in conjunction with 11 MHz of its mobile satellite services spectrum.

•  The company’s acquisition of the Globalstar independent gateway operator in Nicaragua to provide Globalstar service throughout Central America.

•  The negotiation of $300 million in debt financing consisting of a $50 million revolving credit facility, $100 million delayed draw term loan and up to $150 million uncommitted incremental term loan or “tack-on” facility. Combined with a commitment for $200 million in equity capital to be invested by an affiliate of the Thermo Companies, this completed a financing round of up to $500 million.

•  The opening of a new satellite gateway ground station in Wasilla, Alaska.

•  The signing of a U.S. Federal Supply Schedule Contract with the U.S. General Services Administration (GSA), for the purchase of Globalstar satellite voice and data products.

•  The activation of the company’s 250,000th subscriber.

•  The completion of the company’s initial public offering in November, which generated approximately $118.6 million in net proceeds before offering expenses.

•  The signing of a €661 million (approximately $871 million) contract with Alcatel Alenia Space for the design, manufacture and delivery of 48 new satellites for the company’s second-generation satellite constellation.

•  The launch of the GSP-1700, the world’s smallest global satellite handset.

 “2006 was a watershed year for Globalstar,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  “From completing a successful IPO to securing our satellite constellation and space segment until 2025, Globalstar has not only reiterated its commitment to its current customers but has laid the foundation needed to help secure the company’s long-term future.  Additional 2006 initiatives, such as launching the world’s smallest global satellite telephone to opening a new gateway and ground station in Alaska, further demonstrated our resolve to maintain our significant leadership position as North America’s largest mobile satellite service provider.”

Globalstar ended 2006 with 262,802 total subscribers and with operating income of $1.1 million for the fourth quarter and $15.7 million for the full year and Adjusted EBITDA of $10.0 million for the fourth quarter and $33.8 million for the full year.

Net loss for the fourth quarter of 2006 was $0.7 million compared to net income of $8.0 million in the same period of 2005.   The loss for the fourth quarter of 2006 was due to higher depreciation, non-cash stock compensation, and other non-cash charges in the fourth quarter including the write down of certain first-generation product inventory and certain foreign exchange losses on Euro-denominated cash balances and transactions totaling $6.9 million.  Net income for 2006 increased to $23.6 million compared to $18.7 million for 2005.

Fourth quarter and annual service revenue in 2006 were $22.2 million and $92.0 million, respectively, a decrease of nine percent and an increase of 13 percent, respectively, from service revenue for the same periods in 2005.  Adjusted service revenue (adjusted for the company’s annual rate plans) was $25.3 million for the fourth quarter of 2006 and $99.9 million for 2006, a decrease of four percent and an increase of 19 percent, respectively, over the same periods in 2005.  Subscriber equipment sales for the fourth quarter and 2006 were $7.0 million and $44.6 million, respectively, compared to $12.0 million and $45.7 million for the corresponding periods in 2005.  Subscriber equipment sales in 2005 benefited from additional demand generated by Hurricanes Katrina and Wilma during the fourth quarter.

Annual fully diluted earnings per share (EPS) for 2006 was $0.37 compared to $0.30 for 2005.  For the quarter ended December 31, 2006, EPS were $(0.01) compared to $0.13 for the same period in 2005.  The decrease in the fourth quarter was due to higher depreciation, non-cash stock compensation, and other non-cash charges in the fourth quarter noted earlier totaling $6.9 million.

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for 2006 were as follows:

•  Net subscriber growth of approximately 67,000 units during the year boosted the total number of Globalstar subscribers at December 31, 2006 to 262,802, a 12-month increase of 34 percent.

•  Annual Revenue in 2006 increased by $9.5 million or seven percent to $136.7 million compared to 2005.  Annual Adjusted Revenue in 2006 increased by $15.2 million or 12 percent to $144.6 million compared to 2005.

•  Operating income in 2006 decreased by 28 percent to $15.7 million compared to 2005.  The decrease in 2006 was due to higher depreciation, non-cash stock compensation, and other non-cash charges in 2006 resulting from the write down of certain first-generation product inventories totaling $7.2 million for the year.  Annual Adjusted EBITDA increased by 24 percent to $33.8 million compared to 2005.

•  Net income in 2006 increased by 26 percent to $23.6 million compared to 2005.  This increase included a net income tax benefit of $14.1 million.

•  The annual average monthly Churn Rate in 2006 decreased by 15 percent to 1.1 percent compared to 2005.

Conference Call Note

As previously announced, Globalstar will conduct a conference call scheduled for March 28, 2007 at 5:00 p.m. Eastern Time to discuss the annual 2006 results.

Details are as follows:

Earnings Call:	Dial: 866.713.8567 (US and Canada), 617.597.5326 (International) and participant pass code # 81559092

Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on March 28, 2007. Dial: 888-286-8010 (US and Canada), 617-801-6888 (International) and pass code # 10930990. An audio replay will also be posted on the Company website at www.globalstar.com

About Globalstar, Inc.

With over 250,000 activated satellite voice and data units, Globalstar offers high value, high quality satellite services to commercial and recreational users in more than 120 countries around the world. The company’s voice and data products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as “From completing a successful IPO to securing our satellite constellation and space segment until 2025, Globalstar has not only reiterated its commitment to its current customers but has laid the foundation needed to help secure the company’s long-term future,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Globalstar’s control, including demand for the Company’s products and services; problems relating to the construction, launch or in-orbit performance of its existing and future satellites, problems relating to the ground-based facilities operated by it or by independent gateway operators; its ability to attract sufficient additional funding if needed to meet its future capital requirements; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; its ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements. Additional information on factors that could influence Globalstar’s financial results is included in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
Revenue:

Service	$24,297	$22,186	$81,472	$92,037

Subscriber equipment	11,975	7,049	45,675	44,634

Total revenue	36,272	29,235	127,147	136,671

Operating expenses:

Cost of services	6,187	7,508	25,432	28,091

Cost of subscriber equipment	10,469	3,725	38,742	40,396

Marketing, general and administrative	9,266	12,665	37,945	43,899

Depreciation and amortization	1,018	2,255	3,044	6,679

Impairment of assets	—	1,943	114	1,943

Total operating expenses	26,940	28,096	105,277	121,008

Operating income	9,332	1,139	21,870	15,663

Interest income	124	726	242	1,172

Interest expense	(25)	(331)	(269)	(587)

Interest rate derivative income (expense)	—	203	—	(2,716)

Other income (expense), net	35	(2,136)	(622)	(3,980)

Income (loss) before income taxes	9,466	(399)	21,221	9,552

Income tax expense (benefit)	1,475	331	2,502	(14,071)

Net income (loss)	$7,991	$(730)	$18,719	$23,623

Earnings (loss) per common share:

Basic	$0.13	$(0.01)	$0.30	$0.37

Diluted	$0.13	$(0.01)	$0.30	$0.37

Weighted-average shares outstanding:

Basic	61,855,668	67,986,890	61,855,668	63,709,763

Diluted	61,955,874	67,986,890	61,955,874	64,076,182

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED (1)

(In thousands, except Retail ARPU)

(Unaudited)

	2006						2005
	Q4			2006			Q4		2005
		Annual Plans			Annual Plans
	GAAP	Adjusted	Adjusted(1)	GAAP	Adjusted	Adjusted(1)	GAAP	Adjusted(1)	GAAP	Adjusted(1)
	Unaudited			Unaudited
Consolidated Financial
Revenue
Service Revenue	$22,186	$3,081	$25,267	$92,037	$7,899	$99,936	$24,297	$26,241	$81,472	$83,715
Equipment Revenue	7,049	—	7,049	44,634	—	44,634	11,975	11,975	45,675	45,675
Total Revenue	$29,235	$3,081	$32,316	$136,671	$7,899	$144,570	$36,272	$38,216	$127,147	$129,390

Operating Expenses
Cost of Services	7,508	—	7,508	28,091	—	28,091	6,187	6,187	25,432	25,432
Cost of Subscriber Equipment	3,725	—	3,725	40,396	—	40,396	10,469	10,469	38,742	38,742
Marketing, General and Administrative	12,665	—	12,665	43,899	—	43,899	9,266	9,266	37,945	37,945
Depreciation & Amortization	2,255	—	2,255	6,679	—	6,679	1,018	1,018	3,044	3,044
Impairment of Assets	1,943	—	1,943	1,943	—	1,943	—	—	114	114
Operating Income/(Loss)	$1,139	$3,081	$4,220	$15,663	$7,899	$23,562	$9,332	$11,276	$21,870	$24,113

Interest & Derivative Income/(Expense), net	598	—	598	(2,131)	—	(2,131)	99	99	(27)	(27)
Other Income/(Expense)	(2,136)	—	(2,136)	(3,980)	—	(3,980)	35	35	(622)	(622)
Income Tax Expense (Benefit)	331	—	331	(14,071)	—	(14,071)	1,475	1,475	2,502	2,502

Net Income/(Loss)	$(730)	$3,081	$2,351	$23,623	$7,899	$31,522	$7,991	$9,935	$18,719	$20,962

EBITDA	$1,258	$3,081	$4,339	$18,362	$7,899	$26,261	$10,385	$12,329	$24,292	$26,535

Impairment of Assets	—	1,943	1,943	—	1,943	1,943	—	—	—	114
Non-Cash Stock Compensation	—	1,185	1,185	—	1,185	1,185	—	—	—	—
Other Non-Cash Charges	—	396	396	—	396	396	—	—	—	—
Foreign Exchange Loss	—	2,136	2,136	—	3,980	3,980	—	(35)	—	622

Adjusted EBITDA	$1,258	$8,741	$9,999	$18,362	$15,403	$33,765	$10,385	$12,294	$24,292	$27,271
Adjusted EBITDA Margin	4%		31%	13%		23%	29%	32%	19%	21%

Retail ARPU	$50.78	$6.51	$57.29	$58.91	$5.55	$64.46	$63.76	$70.44	$68.10	$70.05

(1)          Annual Plans are adjusted to reflect revenue as though they were monthly plans.

(1)                                  Adjusted Service Revenue, Adjusted EBITDA and Adjusted APRU are adjustments made to reflect the company’s annual service pricing plans that are adjusted and reported as though they were Globalstar monthly service plans. Adjusted EBITDA is further adjusted to exclude non-cash stock compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges.  Management uses Adjusted figures for service revenue, EBITDA, and ARPU in order to manage the company’s business and to compare its results more closely to the results of its peers.

(2)                                  Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per user as so defined may not be similar to average monthly revenue per user as defined by other companies in the company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the company’s statement of operations.  The company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)                                  The company defines churn rate as the aggregate number of its retail subscribers (excluding Simplex customers and customers of the independent gateway operators) who cancel service during a month, divided by the average number of retail subscribers during the month.  Others in the company’s industry may calculate churn rate differently.  Churn rate is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the company’s statement of operations.  The company believes that churn rate provides useful information concerning customer satisfaction with its services and products.

(4)                                  EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The company uses EBITDA as the primary measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of our annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005

Subscribers (End of Period)	262,802	195,968	262,802	195,968

Additions	7,073	12,042	66,834	54,518

Retail Churn	1.2%	1.9%	1.1%	1.3%

ARPU
Retail
GAAP	$50.78	$63.76	$58.91	$68.10
Adjusted	$57.29	$70.44	$64.46	$70.05
Wholesale
GAAP	$8.38	$15.85	$8.39	$10.70

Capital expenditures	$40,143	$3,759	$107,544	$9,885

Available liquidity(1)	$399,279

Note:

(1)   Includes cash and restricted cash on hand ($96.3 million) at December 31, 2006, liquidity from our credit facility ($150.0 million) and Thermo standby commitment ($152.7 million).